                                                                                EXHIBIT 3.1
RESTATED CERTIFICATE OF
INCORPORATION OF VALHI, INC.

(Original Certificate of Incorporation
Filed December 1, 1932 under
the name Liberty Loan Corporation)

ARTICLE I

The name of the corporation is Valhi, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation has authority to issue is one hundred fifty-five million (155,000,000) shares, of which one hundred fifty million (150,000,000) shares are common stock, $.01 par value per share (hereinafter referred to as “Common Stock”), and five million (5,000,000) shares are preferred stock $.01 par value per share (hereinafter referred to as “Preferred Stock”). The designation and the powers, preferences and rights of the shares of Common Stock and Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

1. Common Stock.

A. Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. Each share of Common Stock shall be equal to every other share of Common Stock in every respect.

B. The holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record on the books of the Corporation with respect to all matters submitted for stockholder approval.

2. Preferred Stock. Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors. The resolution or resolutions providing for the issues of shares of a particular series shall fix, subject to applicable laws and provisions of this Article IV, the designation, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors in respect to each series shall include, but not be limited to, determination of the following:

(i) the consideration for which such Preferred Stock shall be issued;

(ii) the number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

(iii) the dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iv) the right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

(v) the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(vi) the obligation, if any, of Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligation;

(vii) the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(viii) the voting rights, if any, of the shares of such series, in addition to any voting rights required by law; and

(ix) any other rights, preferences or limitations of shares of such series.

3. No holder of stock of any class or series or of other securities of the Corporation, or of options, warrants or other rights to purchase stock of any class or series or other securities of the Corporation, shall have any preemptive or preferential right to purchase or subscribe for any securities of the Corporation.

ARTICLE V

1. Number of Directors. The number of Directors of the Corporation shall be as set forth in the Bylaws of the Corporation, as they may be amended from time to time. No decrease in the number of Directors by amendment of the Bylaws shall have the effect of shortening the term of any Director then in office.

2. Vacancies. Vacancies on the Board of Directors, whether created by increase in the number of Directors, or by death, disability, resignation or removal, shall be filled by a majority of the Directors then remaining in office.

3. Removal. A Director may be removed by the stockholders of the Corporation only for cause at a meeting of stockholders, called for such purpose in conformity with the Bylaws, by the affirmative vote of a majority of the shares entitled to vote at such meeting.

4. Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of this paragraph 4 shall not aversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is hereby expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws of the Corporation, without any action or approval by the stockholders of the Corporation, by the affirmative vote of a majority of the Directors then in office.

ARTICLE VII

1. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to, but not in contravention of, those elsewhere provided in this Certificate of Incorporation and in addition to, but not in contravention of, the powers and authorities expressly conferred upon the Board of Directors by the laws of the State of Delaware. All of the powers of the Corporation, insofar as the same be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon and vested in the Board of Directors of the Corporation.

2. The Board of Directors and stockholders of the Corporation shall have the power, to the extent provided by the Bylaws, to hold their respective meetings within or outside the State of Delaware. The Directors shall have the power to keep the books, papers, documents and records of the Corporation within or without the State of Delaware (except to the extent required by the laws of the State of Delaware to be kept within that state), and to establish one or more offices of the Corporation within or without the State of Delaware as the Board of Directors may from time to time authorize. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

3. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter provided by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES OF
6% SERIES A PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Valhi, Inc., a Delaware corporation (the “Corporation”), certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $.01 per share, and, further, authorizes the Board of Directors of the Corporation, subject to the limitations prescribed by law and the provisions of the Certificate of Incorporation, to provide for the issuance of shares of the Preferred Stock or to provide for the issuance of shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preference rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series.

SECOND: The Board of Directors of the Corporation, as of February 28, 2007, duly adopted the following resolutions, authorizing the creation and issuance of a series of said Preferred Stock to be known as 6% Series A Preferred Stock:

RESOLVED, the Board of Directors, pursuant to the authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of the Corporation’s Preferred Stock, par value $.01 per share, consisting of 5,000 shares of which are authorized to be issued under the Corporation’s Certificate of Incorporation (such 5,000 shares being hereinafter referred to as the “Series A Preferred Stock”), of the Corporation and hereby fixes the number, designations, preferences, rights and limitations thereof in addition to those set forth in said Certificate of Incorporation as follows:

Section 1.  Certain Definitions. As used in this Certificate, the following terms shall have the following meanings, unless the context otherwise requires:

“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person that are traded on an established national or regional trading market or exchange, including but not limited to the common stock, par value $.01 per share, of Valhi, Inc., a Delaware corporation.

“Certificate” means this Certificate of Designations, Rights and Preferences of 6% Series A Preferred Stock.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time.

“Common Stock” means the voting Common Stock, $.01 par value per share, of the Corporation and any other stock of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Corporation” means Valhi, Inc., a Delaware corporation, and its successors.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31, of each year, or if any such date is not a Business Day, on the next succeeding Business Day.

“Dividend Period” means the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date.

“Liquidation Preference” has the meaning assigned to such term in Section 4(a).

“Original Issue Date” has the meaning assigned to such term in Section 3(a).

“Outstanding” means, when used with respect to Series A Preferred Stock, as of any date of determination, all shares of Series A Preferred Stock outstanding as of such date; provided further that, in determining whether the holders of Series A Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Series A Preferred Stock owned by the Corporation shall be deemed not to be outstanding.

“Parity Stock” has the meaning assigned to such term in Section 2.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Record Date” means with respect to the dividends payable on March 31, June 30, September 30 and December 31 of each year, March 15, June 15, September 15 and December 15 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as may be fixed by the Board of Directors.

“Senior Stock” has the meaning assigned to such term in Section 2.

“Series A Preferred Stock” has the meaning assigned to such term in the Resolution set forth in the Preamble hereto.

Section 2.  Rank. The Series A Preferred Stock shall, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and to any other class or series of equity securities issued by the Corporation not referred to in clauses (b) or (c) of this paragraph, (b) on a parity with all equity securities issued by the Corporation in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation (“Parity Stock”) and (c) junior to all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation (“Senior Stock”). The term “equity securities” shall not include convertible debt securities.

Section 3.  Dividends.

(a) Holders of the then Outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate of 6% of the $133,466.75 per share Liquidation Preference per annum. Such dividends shall accrue from the first date on which any Series A Preferred Stock is issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable Record Date.

(b) No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable, but interest will not accrue on any amount of accrued but unpaid dividends on the Series A Preferred Stock.

(d) Nothing contained herein shall prevent or restrict the Corporation from the declaration, payment or set aside for payment or any other distribution of cash or other property, directly or indirectly, on or with respect to any shares of the Common Stock, or shares of any other class or series of equity securities ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, including without limitation accrued and unpaid dividends on the Series A Preferred Stock. Further, nothing contained herein shall prevent or restrict the Corporation from redeeming, purchasing or otherwise acquiring for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation any shares of Common Stock, or any shares of equity securities ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and the shares of any other class or series of equity securities ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other class or series of such equity securities ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of such equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of such equity securities (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Stock which may be in arrears.

(f) Any dividend payment made on shares of the Series A Preferred Stock shall be credited against the accrued but unpaid dividends due as designated by the Corporation. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock in excess of full accrued dividends on the Series A Preferred Stock as described above.

Section 4.  Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then Outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its stockholders, a liquidation preference of $133,466.75 per share of Series A Preferred Stock (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of equity securities that ranks junior to the Series A Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all Outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of equity securities ranking on a parity with the Series A Preferred Stock as to liquidation rights, then the holders of the Series A Preferred Stock and each such other class or series of equity securities shall share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.  Voting Rights.

(a) Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise provided in the Certificate of Incorporation, by law or pursuant to agreements among the holders of voting equity securities of the Corporation.

(b) The affirmative vote of holders of at least two-thirds of the Outstanding shares of the Series A Preferred Stock and all other Parity Stock with like voting rights, voting as a single class, in person or by proxy, at a special meeting called for the purpose, or by written consent in lieu of meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Certificate of Incorporation if the amendment would amend, alter or affect the powers, preferences or rights of the Series A Preferred Stock, so as to adversely affect the holders thereof; provided, however, that any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock will not be deemed to materially and adversely affect such powers, preferences or special rights.

Section 6.  Consolidation, Merger and Sale of Assets. The Corporation, without the consent of the holders of any of the Outstanding Series A Preferred Stock, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to the Corporation.

Section 7.  Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf on this 26th day of March, 2007.

Valhi, Inc.

By:
Gregory M. Swalwell
Vice President and Controller